[TerreStar Letterhead]

December __, 2007

[Executive]
[Address]

Dear [Executive]:

As you know, the employment agreement entered into on May 1, 2007, between yourself and TerreStar Networks Inc. (the “Employment Agreement”) will expire by its terms on January 1, 2008.  We have presented to you an offer for continued employment on and after January 1, 2008 under the terms and conditions of a proposed successor employment agreement (the “Successor Agreement”) (a copy of which is enclosed).  We are prepared to have the Successor Agreement executed on behalf of TerreStar Networks Inc. by January 1, 2008 in order that your employment continue uninterrupted.  In light of the upcoming holidays, however, if you would prefer to delay the execution of this Successor Agreement until early January so that you will have sufficient time to review it with your counsel, we are willing to extend your employment under the terms and conditions of the Employment Agreement until January 15, 2008.  Furthermore, if the Compensation Committee determines that your base salary is to be adjusted upward for 2008, we will make such adjustment retroactive to January 1, 2008 upon your execution of the Successor Agreement.

If you wish to extend the terms and conditions of your employment under the Employment Agreement until January 15, 2008, please sign and return a copy of this letter to me for my receipt by no later than December 31, 2007.  I will accept a faxed copy to _______________ by December 31, 2007, followed by overnight delivery to me as of the second business day of 2008 at __________________________.  If, on the other hand, you wish to pursue executing the Successor Agreement by year end and you have any questions or concerns regarding that offer, please contact me directly.

Sincerely,

David Meltzer
Chair, Compensation Committee

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By my signature below, I agree to the extension of my employment under the terms and conditions of my existing Employment Agreement until January 15, 2008.

Date:
Executive